UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 16, 2008

CAMBRIDGE HEART, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-20991	13-3679946
(State or Other Jurisdiction of Incorporation	(Commission File Number)	(IRS Employer Identification No.)

100 Ames Pond Drive, Tewksbury, MA	01876
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 978-654-7600

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

As of July 16, 2008, Cambridge Heart, Inc. (the “Company”) entered into a Restated Co-Marketing Agreement, dated as of July 8, 2008 (the “Agreement”), with St. Jude Medical, Inc. (“St. Jude Medical”), which effective as of May 5, 2008 replaces the previous Co-Marketing Agreement entered into between the Company and St. Jude Medical on March 21, 2007 (the “Original Agreement”). The Agreement grants St. Jude Medical the non-exclusive right to market and sell the Company’s HearTwave System and other Microvolt T-Wave Alternans products (the “Products”) to physicians in North America. The term of the Agreement expires on the earlier of November 5, 2008 or the placement by the Company of 300 new HearTwave Systems following the effective date of the Agreement. Prior to the expiration of the term of the Agreement, the parties agree to assess the co-marketing arrangement and determine the nature of the future collaboration, if any, between the parties.

Pursuant to the Agreement, the Company will retain full sales responsibility for the Products and may approach and deal directly with any account. The Company also maintains full responsibility for installation, training and service with respect to the Products. St. Jude Medical will act solely as a referral source and marketing partner to the Company. St. Jude shall use commercially reasonable efforts to refer to the Company all inquiries regarding the Products received by St. Jude Medical. St. Jude Medical will not be obligated to provide sales service or support and will not be entitled to agent or other marketing representative fees for sales of the Products.

The Company and St. Jude Medical agree to develop and implement co-marketing programs with respect to marketing the Products. The allocation of costs may be shared between the parties with respect to marketing programs that may involve co-branding marketing materials, co-sponsoring of educational events and joint presence at industry conventions and trade shows.

The Agreement restricts St. Jude Medical from distributing, selling, marketing or promoting any other non-implantable diagnostic system for the surface recording of ECG for the measurement of Microvolt T-Wave Alternans, with certain specified exceptions, during the term of the Agreement. This restriction shall be extended following the expiration or termination of the Agreement for a period equal to the term of the Agreement with respect to any such product that is developed solely by St. Jude Medical or any of its affiliates, as opposed to a product developed by a third party.

The Agreement provides restrictions on the ability of the Company to enter into certain agreements, arrangements or understandings with certain direct competitors of St. Jude Medical during the term of the Agreement with respect to the co-branding of the Products or the co-sponsorship of events related to the Products.

Pursuant to the Agreement, the parties amended the Securities Purchase Agreement between the Company and St. Jude Medical dated March 21, 2007 (the “Purchase Agreement”)

for the sale of the Company’s Series C Convertible Preferred Stock to St. Jude Medical, thereby terminating St. Jude Medical’s right to designate a representative who, subject to certain limitations set forth in the Purchase Agreement, would be entitled to attend in a non-voting capacity, and receive board materials with respect to, meetings of the Company’s Board of Directors.

The Agreement may be terminated by either party in the event that the other party has committed a material breach of its obligations under the Agreement that has not been cured within 60 days of written notice from the terminating party.

The Company intends to file the Agreement as an exhibit to its Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAMBRIDGE HEART, INC.
Date: July 16, 2008
	By:	/s/ Vincenzo LiCausi
Vincenzo LiCausi
Chief Financial Officer